EXHIBIT 10.55

September 7, 2004

Dr. Michael Levy

Re: Offer of Employment

Dear Michael:

Nuvelo is pleased to make you the following offer of employment and we look forward to you joining our team!

Position:	Senior Vice President, Research and Development reporting to Ted Love.

Salary:	$375,000.00 per year, paid semi-monthly.

Hiring Bonus	$15,000.00, this bonus will be repayable to Nuvelo if you should voluntarily leave the company prior to the first anniversary of your employment.

Annual Bonus	You are eligible to participate in Nuvelo’s Management Incentive Plan. This plan provides for an annual bonus based upon the achievement of corporate and individual goals. The current target payout is up to 25% of your base salary; your specific bonus will be approved by the Board of Directors. Since you are joining Nuvelo following January 1, your bonus payout may be pro-rated, at the discretion of the Board.

Stock Options:	Option to purchase 175,000 shares of Nuvelo, Inc common stock at an exercise price equal to the approximate fair market value on the first day of your employment with Nuvelo. The stock options will vest over 4 years, with 25% upon the first anniversary of your employment. The remaining 75% vest monthly, over the next three years. You may be eligible for additional stock options at the time of your annual review. The number of shares and the exercise price per share, of any stock options that may be granted at the time of your annual review cannot be determined at this time.

675 Almanor Avenue, Sunnyvale, CA 94085 tel: 408-215-4000 fax: 408-215-4001 www.nuvelo.com

Benefits:	Medical (choice of Aetna HMO or PPO or Kaiser HMO), dental, vision and life insurance, short & long term disability, ESPP, and a 401K plan. Nuvelo currently also offers 4 weeks of paid time off (PTO) and 10 paid holidays per year in accordance with the Employee Policy Manual, as amended from time to time. You may sign up for medical, dental, vision and life insurance on date of hire. Eligibility to participate in the 401K will begin on the first payroll entry date following your hire date (see HR for details).

Periodic Review:	You will be given annual reviews, and will be eligible for an annual performance related salary increase and stock option grant.

Start Date:	We are looking forward to your joining us in the very near term.

In addition to the information specified above, you will be required to sign an “at will” employment agreement that contains confidentiality and other provisions that are fairly standard in the industry. Should you accept this offer, you will, like other employees at Nuvelo, be an employee “at will” and can be terminated at any time for any or no reason.

As we discussed on the phone Friday, should there be a change in control and as a result your position is either eliminated or not deemed to be equivalent, you will receive one (1) year pay, any accrued bonus to which you are entitled and health benefits. Your stock options will also fully vest as of the effective date of the change in control, subject to any single or double trigger provisions to be determined at the September 14, 2004 board of directors meeting. Should your employment terminate for any reason other than for cause you will receive one (1) year pay, any accrued bonus to which you are entitled and health benefits. Additionally, your stock options will continue to vest during the one (1) year of salary continuation.

This offer letter supersedes any and all prior or contemporaneous agreements or representations regarding your potential employment at Nuvelo. Once employed, the Employment and Proprietary Information Agreement and the Employee Policy Manual will govern the terms of your employment. This agreement is subject to verification of references. Please call Krista Giusti, if you have any questions, at (408) 215-4463.

Sincerely, Ted W. Love President and CEO	I hereby accept the offer: Michael Levy Date: Sept. 9TH, 2004

675 Almanor Avenue, Sunnyvale, CA 94085 tel: 408-215-4000 fax: 408-215-4001 www.nuvelo.com